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                                                                    EXHIBIT 23.3

                   Consent of Independent Petroleum Engineers

         As independent oil and gas consultants, Williamson Petroleum Consultants, Inc. hereby consents to the incorporation by reference in this registration statement on Form S-8 of our report entitled "Evaluation of Oil and Gas Reserves to the Interests of Parallel Petroleum Corporation Effective December 31, 2000, for Disclosure to the Securities and Exchange Commission, Utilizing Aries Software, Williamson Project 0.8833" and dated March 8, 2001 included in the Annual Report on Form 10-K of Parallel Petroleum Corporation for the year ended December 31, 2000 and to all references to our firm included in this registration statement on Form S-8 to be filed with the Securities and Exchange Commission on or about August 6, 2001.


                                    /s/ WILLIAMSON PETROLEUM CONSULTANTS, INC.

Midland, Texas
August 3, 2001